UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 5, 2024
PAR Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-09720	16-1434688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413-4991
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code: (315) 738-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	PAR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                             Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 5, 2024, PAR Technology Corporation, a Delaware corporation (“PAR Technology”) entered into a Credit Agreement (the “Credit Agreement”), by and among PAR Technology, as the borrower, certain of PAR Technology’s US subsidiaries, as guarantors (the “Subsidiary Guarantors”), the lenders party thereto (the “Lenders”), and Blue Owl Capital Corporation, as administrative agent and collateral agent (the “Administrative Agent”), and Blue Owl Credit Advisors, LLC, as lead arranger and bookrunner. The Credit Agreement provides for a term loan in an initial aggregate principal amount of $90.0 million (the “Credit Facility” and, the loans thereunder, the “Term Loans”). The Credit Facility may be increased by an additional unlimited amount subject to compliance with a first lien net annual recurring revenue leverage ratio test of 0.31 to 1.00.

Proceeds of the Credit Facility will be used to partially fund PAR Technology’s acquisition (the “TASK Acquisition”) of TASK Group Holdings Limited (“TASK”), pursuant to the Scheme Implementation Agreement entered into between PAR Technology and TASK on March 8, 2024 (Eastern Standard Time)/March 9, 2024 (Sydney Time), previously reported by PAR Technology in a Current Report on Form 8-K filed on March 11, 2024. Any remaining funds will be used for working capital and general corporate purposes. On July 10, 2024, PAR Technology, the Subsidiary Guarantors, the Lenders, and the Administrative Agent, entered into a First Amendment to Credit Agreement (the "Amendment"), to extend the period of time permitted between the date of PAR Technology’s initial borrowing under the Credit Agreement and the closing of the TASK Acquisition, from three (3) business days, to five (5) business days. All conditions precedent to the closing of the TASK Acquisition have been satisfied, including the approval of the TASK Acquisition by TASK's shareholders on July 4, 2024 (Sydney Time), the approval or non-objection by the Australian Securities & Investments Commission, the Australian Foreign Investment Review Board, and New Zealand’s Overseas Investment Office, and the approvals of the Supreme Court of New South Wales ("Court"). The Court's second approval was received on July 9, 2024 (Sydney Time). The TASK Acquisition is expected to close on July 18, 2024 (Eastern Standard Time)/July 19, 2024 (Sydney Time).

The Credit Facility matures on the earlier of (i) July 5, 2029 and (ii) the date on which PAR Technology’s 1.50% Convertible Senior Notes due 2027 become due and payable in accordance with their terms. The Term Loans bear interest at a rate equal to either of the following, as selected by PAR Technology: (i) an alternate base rate plus an applicable margin of 4.50%, 4.00% or 3.50% based on a total net recurring revenue leverage ratio, or (ii) a secured overnight financing rate plus an applicable margin of 5.50%, 5.00% or 4.50% based on a total net recurring revenue leverage ratio. Voluntary prepayments of the Term Loans, as well as certain mandatory prepayments of the Term Loans, require payment of a prepayment premium of 4.0% during the first year of the Credit Facility, 3.0% during the second year of the Credit Facility, and 1.0% during the third year of the Credit Facility.

Under the Credit Agreement, PAR Technology is required to maintain liquidity of at least $20.0 million and a total net annual recurring revenue leverage ratio of no greater than 1.25 to 1.00.

The Credit Facility is secured by substantially all of the assets of PAR Technology and of the Subsidiary Guarantors. The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including covenants that restrict the ability of PAR Technology and its subsidiaries to incur additional indebtedness, incur or permit to exist liens on assets, make investments and acquisitions, consolidate or merge, engage in asset sales and pay dividends. Obligations under the Credit Agreement may be accelerated upon certain customary events of default (subject to grace or cure periods, as appropriate).

The foregoing descriptions of the Credit Agreement, Amendment and resulting Credit Facility do not purport to be complete and are qualified in their entirety by reference to the complete text of the Credit Agreement and Amendment, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 and are incorporated into this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 (including the descriptions of the Credit Facility therein) is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Exhibit Description
10.1
Credit Agreement, dated July 5, 2024, by and among PAR Technology Corporation, its subsidiaries party thereto as guarantors, the entities party thereto as lenders, Blue Owl Capital Corporation, as administrative agent and collateral agent, and Blue Owl Credit Advisors, LLC, as lead arranger and bookrunner.

10.2
First Amendment to Credit Agreement, dated July 10, 2024, by and among PAR Technology Corporation, its subsidiaries party thereto as guarantors, the entities party thereto as lenders, Blue Owl Capital Corporation, as administrative agent and collateral agent, and Blue Owl Credit Advisors, LLC, as lead arranger and bookrunner.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAR TECHNOLOGY CORPORATION
(Registrant)

Date:	July 11, 2024	/s/ Bryan A. Menar
Bryan A. Menar
Chief Financial Officer
(Principal Financial Officer)